Exhibit 2

                         VOTING AND STANDSTILL AGREEMENT

          THIS VOTING AND STANDSTILL AGREEMENT (the "Agreement"), dated as of May 3, 1999, is made by and among Hilb, Rogal and Hamilton Company, a Virginia corporation (the "Company"), PM Holdings, Inc., a Connecticut corporation ("Holdings"), and Phoenix Home Life Mutual Insurance Company, a New York life insurance company ("PHL").

                              W I T N E S S E T H:

          WHEREAS, the Company, Holdings, PHL and Martin L. Vaughan, III entered into a Stock Purchase Agreement dated March 29, 1999 (the "Stock Purchase Agreement"), under which the Company agreed to acquire from Holdings and Martin
L. Vaughan, III all of the issued and outstanding shares of the capital stock of American Phoenix Corporation, a Connecticut corporation ("APC"); and

          WHEREAS, pursuant to the Stock Purchase Agreement, (i) Holdings acquired 865,042 shares of the Company's Common Stock (as hereinafter defined) and $22,000,000 principal amount of the Company's Subordinated Debentures (as hereinafter defined), and (ii) PHL acquired $10,000,000 principal amount of the Company's Subordinated Debentures; and

          WHEREAS, the Subordinated Debentures acquired by Holdings and PHL pursuant to the Stock Purchase Agreement are convertible into shares of Common Stock pursuant to the terms of the Subordinated Debentures; and

          WHEREAS, the parties to this Agreement desire to establish certain rights and obligations in connection with the relationship of Holdings and PHL to the Company.

          NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and in the Stock Purchase Agreement, the Company, Holdings and PHL hereby agree as follows:

                                    ARTICLE I

                   DEFINITIONS; REPRESENTATIONS AND WARRANTIES

          SECTION 1.1. DEFINITIONS. Except as otherwise specified herein, capitalized terms used in this Agreement shall have the respective meanings assigned to such terms in the Stock Purchase Agreement. For purposes of this Agreement, the following terms have the following meanings:

          (a) "Adjusted Outstanding Shares" shall mean, at any time and with respect to the determination of (i) the Holdings Ownership Percentage as it relates to Holdings and its Affiliates, (ii) the Standstill Percentage as it relates to Holdings and its Affiliates, and (iii) any

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other percentage of the beneficial ownership of Common Stock as it relates to a
Person or Group, the total number of shares of Common Stock then issued and outstanding together with the total number of shares of Common Stock not then issued and outstanding that would be outstanding if all then existing Subordinated Debentures had been converted.

          (b) "Affiliate" shall have the meaning ascribed to such term in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as in effect on the date of this Agreement, and shall include, with respect to a determination of the Affiliates of Holdings, any Affiliate of PHL; PROVIDED, however, that (i) PXP and its subsidiaries and (ii) any Person registered as an investment company under the Investment Company Act of 1940, as amended, which might otherwise be deemed to be an "affiliate" of Holdings or PHL within the meaning of Rule 12b-2 under the Exchange Act (a "Related Investment Company"), shall not be deemed to be Affiliates of Holdings or PHL for purposes of this Agreement to the extent their respective businesses consist principally of investing in securities, investment management and/or advisory services, and any shares of Common Stock or other equity securities of the Company acquired, or caused to be acquired, by PXP and its subsidiaries or such Related Investment Company in the conduct of their respective businesses in the ordinary course for the account of, or for the benefit of, clients of PXP or its subsidiaries, policyholders or investors (other than Holdings, PHL or their Affiliates), and not with the purpose of avoiding the provisions of Section 3.1 below, shall not be deemed, for purposes of this Agreement, to be beneficially owned by Holdings, PHL or their Affiliates.

          (c) "Beneficial ownership," "beneficial owner" and "beneficially own" shall have the meanings ascribed to such terms in Rule 13d-3 under the Exchange Act as in effect on the date of this Agreement; PROVIDED that Holdings and each of its Affiliates and any Person or Group shall be deemed to be the beneficial owners of any shares of Common Stock that Holdings or such Affiliate, Person and/or Group, as the case may be, has the right to acquire within sixty (60) days after the determination date pursuant to any other agreement, arrangement or understanding or upon the exercise of conversion or exchange rights, warrants, options or otherwise, including but not limited to any right to acquire shares of Common Stock through the conversion of the Subordinated Debentures.

          (d) "Board of Directors" shall mean the Board of Directors of the Company.

          (e) "Business Day" shall mean any day on which banking institutions in New York, New York are customarily open for the purpose of transacting business.

          (f) "Common Stock" shall mean the Common Stock, without par value, of the Company.

          (g) "Continuing Directors" shall mean the members of the Board of Directors of the Company immediately prior to the Closing Date and any future members of the Board of Directors nominated by the Board of Directors; PROVIDED, however, that no Holdings Director shall constitute a Continuing Director or be counted in determining the presence of a quorum of Continuing Directors.

                             (Page 18 of 58 pages)

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          (h) "Control" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

          (i) "Group" shall have the meaning comprehended by Section 13(d)(3) of the Exchange Act as in effect on the date of this Agreement.

          (j) "Holdings Designee" shall mean a member of the Board of Directors of the Company who was designated by Holdings for nomination pursuant to this Agreement, but shall not include Robert W. Fiondella or Martin L. Vaughan, III.

          (k) "Holdings Directors" shall mean Robert W. Fiondella and the Holdings Designee.

          (l) "Holdings Ownership Percentage" shall mean, at any time, the percentage of the Adjusted Outstanding Shares that is beneficially owned in the aggregate by Holdings, PHL and their Affiliates. Immediately following the consummation of the transactions contemplated by the Stock Purchase Agreement, the Holdings Ownership Percentage was 15.6%.

          (m) "Holdings Securities" shall mean collectively (i) the 865,042 shares of Common Stock that Holdings acquired pursuant to the terms of the Stock Purchase Agreement, (ii) the Subordinated Debentures acquired by Holdings and PHL pursuant to the terms of the Stock Purchase Agreement, (iii) the shares of Common Stock into which the Subordinated Debentures are convertible pursuant to the terms of the Subordinated Debentures and (iv) any other shares of Common Stock that Holdings, PHL and their Affiliates may acquire from time to time, including without limitation such additional shares of Common Stock that the Company may issue with respect to such shares pursuant to any stock splits, stock dividends, recapitalizations, restructurings, reclassifications or similar transactions.

          (n) "HRH Designee" shall mean a member of the Board of Directors of the Company who was designated by the Continuing Directors for appointment or nomination pursuant to this Agreement.

          (o) "Indenture" shall mean the Indenture, dated May 3, 1999, executed by the Company and Crestar Bank, as Trustee, in connection with the issuance of the Subordinated Debentures.

          (p) "NYSE Rules" shall mean the rules and regulations of the New York Stock Exchange as in effect from time to time.

          (q) "Person" shall have the meaning set forth in Section 3(a)(9) of the Exchange Act as in effect on the date of this Agreement, and shall include, without limitation, corporations, partnerships, limited liability companies and trusts.

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          (r) "PXP" shall mean Phoenix Investment Partners, Ltd., a Delaware corporation, approximately 60% of the common stock of which is currently owned by Holdings.

          (s) "Registration Rights Agreement" shall mean the Registration Rights Agreement, dated May 3, 1999, executed by the Company, Holdings and PHL in connection with the Stock Purchase Agreement.

          (t) "Subordinated Debentures" shall mean the Company's 5.25% Convertible Subordinated Debentures (Due 2014), in the aggregate principal amount of $32,000,000, acquired by Holdings and PHL pursuant to the Stock Purchase Agreement.

          (u) "Standstill Percentage" shall mean, at any time, 20.0% of the Adjusted Outstanding Shares.

          (v) "Transfer" shall mean sell, transfer, assign, pledge, hypothecate, give away or in any manner dispose of any Common Stock or Subordinated Debentures.

          SECTION 1.2. REPRESENTATIONS AND WARRANTIES OF HOLDINGS. Holdings represents and warrants to the Company as follows:

          (a) Holdings is a corporation duly organized, validly existing and in good standing under the laws of the State of Connecticut.

          (b) Except for the Holdings Securities, neither Holdings nor any of its Affiliates beneficially owns any Common Stock or any options, warrants or rights of any nature (including conversion and exchange rights) to acquire beneficial ownership of any Common Stock.

          (c) Holdings has full legal right, power and authority to enter into and perform this Agreement, and the execution and delivery of this Agreement by Holdings have been duly authorized by all necessary corporate action on behalf of Holdings. This Agreement is enforceable against Holdings in accordance with its terms, subject to bankruptcy, reorganization, insolvency and other similar laws affecting the enforcement of creditors' rights generally and to general principles of equity (regardless of whether considered in a proceeding in equity or an action at law).

          (d) The execution, delivery and performance of this Agreement by Holdings does not and will not conflict with or constitute a violation of or default under the Charter or Bylaws (or comparable documents) of Holdings, or any statute, law, regulation, order or decree applicable to Holdings, or any contract, commitment, agreement, arrangement or restriction of any kind to which Holdings is a party or by which Holdings is bound, other than such violations as would not prevent or materially delay the performance by Holdings of its obligations hereunder or otherwise subject the Company to any material claim or liability.

          SECTION 1.3. REPRESENTATIONS AND WARRANTIES OF PHL. PHL represents and warrants to the Company as follows:

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          (a) PHL is a life insurance company duly organized, validly existing and in good standing under the laws of the State of New York.

          (b) PHL has full legal right, power and authority to enter into and perform this Agreement, and the execution and delivery of this Agreement by PHL have been duly authorized by all necessary corporate action on behalf of PHL. This Agreement is enforceable against PHL in accordance with its terms, subject to bankruptcy, reorganization, insolvency and other similar laws affecting the enforcement of creditors' rights generally and to general principles of equity (regardless of whether considered in a proceeding in equity or an action at law).

          (c) The execution, delivery and performance of this Agreement by PHL does not and will not conflict with or constitute a violation of or default under the Charter or Bylaws (or comparable documents) of PHL, or any statute, law, regulation, order or decree applicable to PHL, or any contract, commitment, agreement, arrangement or restriction of any kind to which PHL is a party or by which PHL is bound, other than such violations as would not prevent or materially delay the performance by PHL of its obligations hereunder or otherwise subject the Company to any material claim or liability.

          SECTION 1.4. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company hereby represents and warrants to Holdings and PHL as follows:

          (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia.

          (b) The Company has full legal right, power and authority to enter into and perform this Agreement, and the execution and delivery of this Agreement by the Company have been duly authorized by all necessary corporate action on behalf of the Company. This Agreement is enforceable against the Company in accordance with its terms, subject to bankruptcy, reorganization, insolvency and other similar laws affecting the enforcement of creditors' rights generally and to general principles of equity (regardless of whether considered in a proceeding in equity or an action at law).

          (c) The execution, delivery and performance of this Agreement by the Company does not and will not conflict with or constitute a violation of or default under the Charter or Bylaws of the Company, or any statute, law, regulation, order or decree applicable to the Company, or any contract, commitment, agreement, arrangement or restriction of any kind to which the Company is a party or by which the Company is bound, other than such violations as would not prevent or materially delay the performance by the Company of its obligations hereunder or otherwise subject Holdings or PHL to any material claim or liability.

                                   ARTICLE II

                              BOARD REPRESENTATION

                             (Page 21 of 58 pages)

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          SECTION 2.1. INITIAL BOARD REPRESENTATION. On the later of the Closing
Date or the date of the Company's 1999 annual meeting of shareholders, the Company will (a) take such action as may be necessary to increase the size of the Board of Directors from nine (9) to thirteen (13) directors, (b) upon receipt of executed letter agreements regarding resignation in the form attached to this Agreement as Exhibit A, fill two (2) of the vacancies created thereby with Martin L. Vaughan, III and the Holdings Designee in accordance with the applicable provisions of the Charter and Bylaws of the Company, and (c) fill the remaining two (2) vacancies created thereby with Robert W. Fiondella and the HRH Designee in accordance with the applicable provisions of the Company's Charter and Bylaws. With respect to the four (4) directors appointed to the Board of Directors pursuant to this Section 2.1, the Company will (i) appoint Robert W. Fiondella and Martin L. Vaughan, III to the Class whose current term expires in 2000, the Holdings Designee to the Class whose current term expires in 2001 and the HRH Designee to the Class whose current term expires in 2002, and (ii) subject to the right of Holdings to designate a new Holdings Designee as a substitute for the initial Holdings Designee, nominate and recommend each for election as a director to the respective Class designated above at the next annual meeting of the Company's shareholders following such appointments; PROVIDED that, if any such director is not elected by the shareholders of the Company, the Company shall have no further obligations under this Section 2.1 for the applicable year; and PROVIDED further that the Company shall be under no obligation to appoint or recommend for election the Holdings Designee or Martin
L. Vaughan, III to the Board of Directors unless and until it has received from such director an executed letter agreement regarding resignation in the form attached to this Agreement as Exhibit A. The HRH Designee shall be an executive officer of the Company at the time of appointment or nomination by the Company. Any person designated by Holdings to be the Holdings Designee shall be reasonably acceptable to the Continuing Directors, and, if found unacceptable by the Continuing Directors (i) the Company shall not be obligated to appoint or recommend for election any such person to the Board of Directors and (ii) Holdings shall be entitled to designate a replacement that is reasonably acceptable to the Continuing Directors.

          SECTION 2.2. CONTINUING BOARD REPRESENTATION.

          (a) Except as otherwise expressly provided by the provisions of this
Article II, the Company agrees that, during the term of this Agreement, it will not take or recommend to its shareholders any action that would cause the Board of Directors to consist of any number of directors other than thirteen (13) directors; PROVIDED, however, that the Company may increase the number of directors on the Board of Directors (i) in connection with the consummation of business combination transactions wherein the Company has agreed to increase the size of the Board of Directors or (ii) with the consent of Holdings, which will not be unreasonably withheld; and PROVIDED further, that the Company may reduce the number of directors on the Board of Directors in the event of the death, resignation or removal of any director pursuant to the Company's Bylaws or this Agreement (unless such death, resignation or removal relates to the Holdings Designee and Holdings has the right under this Article II to designate a replacement).

          (b) Subject to the provisions of Sections 2.2(a), 2.2(c) and 2.5 hereof regarding reductions in the size of the Board of Directors and any required resignation of the Holdings Designee, during the term of this Agreement the Company will nominate and recommend the

                             (Page 22 of 58 pages)

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Holdings Directors for election in the applicable year in which their respective
Class terms expire; PROVIDED that, if any such Holdings Director is not elected by the shareholders of the Company, the Company shall have no further obligations under this Section 2.2(b) for the applicable year; and PROVIDED further that the Company shall be under no obligation to nominate or recommend for election the Holdings Designee to the Board of Directors unless and until it has received from such director an executed letter agreement regarding resignation in the form attached to this Agreement as Exhibit A. Any person designated by Holdings to be a Holdings Designee shall be reasonably acceptable to the Continuing Directors, and, if found unacceptable by the Continuing Directors (i) the Company shall not be obligated to appoint or recommend for election any such person to the Board of Directors and (ii) Holdings shall be entitled to designate a replacement that is reasonably acceptable to the Continuing Directors.

          (c) The Company shall have no obligation to nominate or recommend a Holdings Director for election to the Board of Directors after the termination of this Agreement pursuant to Article VI hereof or upon the occurrence of the following events:

                  (i) With respect to the Holdings Designee, upon the earlier of
         (x) the date when the Holdings Ownership Percentage is less than ten percent (10%), or (y) subject to the right of Holdings to designate a replacement Holdings Designee pursuant to Section 2.7 hereof, his death, disability or attainment of the age of seventy (70) years; or

                  (ii) With respect to Robert W. Fiondella, upon the earlier of his death, disability or attainment of the age of seventy (70) years; or

                  (iii) With respect to each of the Holdings Directors, upon a final determination by a court of competent jurisdiction that this Agreement has been breached by PHL, Holdings or their Affiliates.

          For purposes of this Section 2.2(c) and Section 2.5(b) below, the term "disability" shall mean the inability to perform the duties of a director as a result of a physical or mental incapacity (or combination thereof) for a period longer than three (3) consecutive months or for more than six (6) months in any consecutive twelve (12) month period, in each case determined by the written opinion of such director's regular attending physician.

          The Company may take such action as may be necessary to reduce the size of the Board of Directors upon the occurrence of the events set forth in
(c)(i) and (c)(iii) above or in the event of Mr. Fiondella's death or disability. Upon attaining the age of seventy (70) years, Mr. Fiondella may continue to serve as a director for the remainder of his then current term on the Board of Directors and thereafter the Company may take such action as may be necessary to reduce the size of the Board of Directors by one director.

          (d) Until the earlier to occur of (i) the date on which there are no Holdings Directors serving on the Board of Directors pursuant to this Agreement or (ii) the expiration of this Agreement, the Company agrees that it will not take or recommend to its shareholders any action that would result in any amendment to the Company's Bylaws in effect on the date hereof that

                             (Page 23 of 58 pages)
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would impose any qualifications on the eligibility of directors of the Company to serve on any committee of the Board of Directors, except as may be required by the NYSE Rules, the rules and regulations under the Internal Revenue Code of 1986, as amended, relating to the qualification of employee stock benefit plans and the deductibility of compensation paid to executive officers, the rules and regulations under Section 16(b) of the Exchange Act, including Rule 16b-3 thereunder or any successor rule, and the Company's Bylaws.

          SECTION 2.3. COMMITTEE REPRESENTATION. Until the earlier to occur of
(i) the date on which there are no Holdings Directors serving on the Board of Directors pursuant to this Agreement or (ii) the expiration of this Agreement, to the extent that, and for so long as, but only insofar as required by applicable law or NYSE Rules, any of the Holdings Directors is qualified under the then-current NYSE Rules, the rules and regulations under the Internal Revenue Code of 1986, as amended, relating to the qualification of employee stock benefit plans and the deductibility of compensation paid to executive officers, the rules and regulations under Section 16(b) of the Exchange Act, including Rule 16b-3 thereunder or any successor rule, the Board of Directors shall designate, as it deems appropriate, each of the Holdings Directors to serve on at least one committee of the Board of Directors (whether existing on the date hereof or formed or constituted after the date hereof).

          SECTION 2.4. RESIGNATIONS AT THE REQUEST OF HOLDINGS; VACANCIES. Holdings shall have the right to request the resignation from the Board of Directors of the Holdings Designee pursuant to the terms of Exhibit A. In the event that the Holdings Designee for any reason ceases to serve as a member of the Board of Directors during his or her term of office and at such time Holdings would have the right to a designation hereunder if an election for the resulting vacancy were to be held, Holdings may designate a person to fill such vacancy (a "Holdings Designee Vacancy"); PROVIDED that, the person so designated shall be reasonably acceptable to the Continuing Directors. Subject to the foregoing and Section 2.2 hereof, the Company agrees to (i) appoint Holdings' designee to the Board of Directors to fill the Holdings Designee Vacancy and to serve until the next annual meeting of the Company's shareholders and (ii) nominate and recommend the Holdings' designee for election to the Board of Directors at the next annual meeting of the Company's shareholders to fill the remaining term of the class of directors to which such designee was appointed; PROVIDED further that the Company shall be under no obligation to appoint, nominate or recommend for election any such designee to fill an Holdings Designee Vacancy unless and until it has received from such designee an executed letter agreement regarding resignation in the form attached to this Agreement as Exhibit A. Other than with respect to the foregoing provisions relating to a Holdings Designee Vacancy, the Board of Directors shall have the sole and exclusive right to designate a replacement director in the event of any vacancy on the Board of Directors.

          SECTION 2.5. REQUIRED RESIGNATIONS.

          (a) On the earlier of (i) the date when the Holdings Ownership Percentage is less than ten percent (10%), or (ii) the date of any final determination by a court of competent jurisdiction that this Agreement has been breached by PHL, Holdings or their Affiliates, Holdings shall, within five (5) Business Days, use its best efforts to cause the Holdings Designee to resign from

                             (Page 24 of 58 pages)
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the Board of Directors. In the event of any decrease in the Holdings Ownership
Percentage to below such ten percent (10%) threshold, any subsequent increase in the Holdings Ownership Percentage to or above such ten percent (10%) threshold shall not entitle Holdings to reinstate, elect or designate any Holdings Designee to the Board of Directors. If Holdings does not cause the resignation of the Holdings Designee within such five (5) Business Day period, the Company may seek such resignation or, in the alternative, the Continuing Directors may seek the removal of the Holdings Designee.

          (b) In the event of the disability or termination of employment of Martin L. Vaughan, III under the Employment Agreement between the Company and Martin L. Vaughan, III dated May 3, 1999, the Company may request Martin L. Vaughan, III to resign from the Board of Directors. If such resignation is not received by the Company within five (5) Business Days from the date of the Company's request for resignation, the Company may seek his removal in accordance with the letter agreement attached hereto as Exhibit A.

          (c) Upon any shareholder vote relating to the removal of a director for failure to resign pursuant to this Section 2.5, Holdings and its Affiliates shall (i) attend any meeting either in person or by proxy and (ii) vote in favor of such removal. At such time as a director becomes subject to resignation pursuant to this Section 2.5, the Board of Directors may amend its Bylaws or take such other action as it deems appropriate to reduce the number of directors constituting the Board of Directors proportionately or fill the vacancy caused by such resignation(s) with its own nominee in accordance with the applicable provisions of the Charter and Bylaws of the Company.

          SECTION 2.6. NO VOTING TRUST. This Agreement does not create or constitute, and shall not be construed as creating or constituting, a voting trust agreement under the Virginia Stock Corporation Act or any other applicable corporation law.

          SECTION 2.7. NOTIFICATION OF DESIGNATION. Holdings shall notify the Company in writing not later than March 1st of the year in which the Holdings Designee's term on the Board of Directors expires as to the designation of the person to be nominated for election as the Holdings Designee at the annual meeting of the Company's shareholders for such year; PROVIDED that, if Holdings should fail to so notify the Company of its Holdings Designee by such date, Holdings shall be deemed to have designated the then current Holdings Designee for nomination to the Board of Directors at the next annual meeting of shareholders. Holdings shall cause the Holdings Designee to provide promptly information that may be required under the Exchange Act for inclusion in the Company's proxy statement for such annual meeting and shall cooperate with the Company in obtaining any such information, including but not limited to the prompt completion of any director questionnaires applicable to the directors generally. Holdings shall have the sole and exclusive right to designate the Holdings Designee under this Article II and the Company shall not be required to accept a designation from any Person other than Holdings; PROVIDED, however, that to the extent that Holdings Transfers all of the Holdings Securities beneficially owned by Holdings to (i) an Affiliate of Holdings or PHL in compliance with Section 4.1(g) hereof or (ii) a Person surviving a merger or formed by a consolidation pursuant to

                             (Page 25 of 58 pages)
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Section 4.1(h) hereof, such Affiliate or Person shall have the sole and exclusive right to designate the Holdings Designee under this Article II from and after the date of such Transfer.

          SECTION 2.8. NO DUTY TO DESIGNATE; REDUCTION OF BOARD REPRESENTATION. Nothing contained in this Article II shall be construed as requiring Holdings to designate any Holdings Designee or as requiring any Holdings Director, once elected, to continue to serve in office if such Holdings Director elects to resign. Until the earlier to occur of (i) the date on which there are no Holdings Directors serving on the Board of Directors pursuant to this Agreement or (ii) the expiration of this Agreement, in the event of any vacancy created by the death, resignation or removal of the Holdings Designee or the failure of Holdings to designate an Holdings Designee, other than a vacancy created by the resignation or removal of an Holdings Designee pursuant to Section 2.5 above, Holdings may notify the Company in writing that it does not intend to designate a person to fill such vacancy, and the Company thereafter may take such action as may be necessary either to reduce the size of the Board of Directors by one director or fill the vacancy with its own designee.

                                   ARTICLE III

                     STANDSTILL RESTRICTIONS; VOTING MATTERS

          SECTION 3.1. STANDSTILL RESTRICTIONS.

          (a) During the term of this Agreement, PHL and Holdings covenant and agree that PHL and Holdings shall not, and shall not permit any of their Affiliates to, either individually or as part of a Group, directly or indirectly:

          (i) acquire (other than acquisitions resulting from corporate action taken by the Board of Directors with respect to any pro rata distribution of shares of Common Stock in connection with any stock split, stock dividend, recapitalization, reclassification or similar transaction), propose to acquire (or publicly announce or otherwise disclose an intention to propose to acquire), offer to acquire, or agree to acquire any Common Stock (or any options, warrants, rights or other securities exercisable for, or convertible or exchangeable into, Common Stock, including without limitation the Subordinated Debentures) if the effect of such acquisition would cause the Holdings Ownership Percentage to equal or exceed the Standstill Percentage (other than as a result of any stock purchases or repurchases by the Company); PROVIDED that this
Section 3.1(a)(i) shall not apply to (a) any acquisition of Common Stock or of options, warrants, rights or other securities exercisable for, or convertible or exchangeable into, Common Stock granted to any Person, including without limitation Holdings Directors, pursuant to any benefit plan of the Company or any of its Affiliates or the exercise, conversion or exchange of any such option, warrant, right or other security or (b) any acquisition of Common Stock upon the exercise by PHL, Holdings or their Affiliates of rights pursuant to any Rights Agreement that may be adopted by the Company for the purpose of deterring coercive takeover activities with respect to the Company, PROVIDED that all of the shares of Common Stock so acquired upon the exercise of the rights shall be subject to all of the terms of this Agreement;

                             (Page 26 of 58 pages)
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          (ii) propose (or publicly announce or otherwise disclose an intention to propose), solicit, offer, seek or take any action to effect, negotiate with or provide any confidential information relating to the Company or its business to any other Person with respect to, any tender or exchange offer, merger, consolidation, share exchange, business combination, restructuring, recapitalization or similar transaction involving the Company (other than (x) any of the foregoing that has been approved by the Board of Directors or (y) in connection with any tender or exchange offer in which the Board of Directors has
(a) recommended that its shareholders accept such offer or (b) after ten (10) business days (as defined in Rule 14d-1 under the Exchange Act as in effect on the date of this Agreement) from the date of commencement of such offer, expressed no opinion, remained neutral, was unable to take a position or otherwise did not oppose or recommend that its shareholders reject such offer);

          (iii) make, or in any way participate in, any "solicitation" of "proxies" to vote (as such terms are defined in Rule 14a-1 under the Exchange
Act), solicit any consent or communicate with or seek to advise or influence any person or entity with respect to the voting of any Common Stock or become a "participant" in any "election contest" (as such terms are defined or used in Rule 14a-11 under the Exchange Act) with respect to the Company; PROVIDED that nothing in this Section 3.1(a)(iii) shall apply to any deemed solicitation of proxies by the Holdings Directors that may result from such Holdings Directors' position or status as a director of the Company at the time of any general solicitation of proxies by the management of the Company;

          (iv) form, participate in or join any Person or Group with respect to any Common Stock or Subordinated Debentures, or otherwise act in concert with any Person for the purpose of (x) acquiring beneficial ownership of any Common Stock or Subordinated Debentures or (y) holding or disposing of Common Stock or Subordinated Debentures for any purpose prohibited by this Section 3.1(a);

          (v) except as specifically provided in Section 3.2 below, deposit any Common Stock or Subordinated Debentures into a voting trust or subject any Common Stock or Subordinated Debentures to any arrangement or agreement with respect to the voting thereof;

          (vi) initiate, propose or otherwise solicit shareholders for the approval of any shareholder proposal with respect to the Company as described in Rule 14a-8 under the Exchange Act, or induce or attempt to induce any other Person to initiate, propose or otherwise solicit any such shareholder proposal;

          (vii) except as specifically provided in Article II of this Agreement, seek election to or seek to place a representative on the Board of Directors, or seek the removal of any member of the Board of Directors (other than a Holdings Director);

          (viii) call or seek to have called any meeting of the shareholders of the Company for any purpose;

                             (Page 27 of 58 pages)

          (ix) take any other action to seek to Control the management or policies of the Company;

          (x) demand, request or propose to amend, waive or terminate the provisions of this Section 3.1(a); or

          (xi) agree to do any of the foregoing, or advise, assist, encourage or persuade any third party to take any action with respect to any of the foregoing.

          (b) PHL and Holdings agree that they will notify the Company promptly if any inquiries or proposals are received by, any information is exchanged with respect to, or any negotiations or discussions are initiated or continued by or with, PHL, Holdings or any of their Affiliates regarding any matter described in
Section 3.1(a) above. PHL and the Company shall mutually agree upon an appropriate response to be made to any such proposals received by PHL, Holdings or any of their Affiliates.

          (c) Nothing contained in this Article III shall be deemed to restrict the manner in which the Holdings Directors may participate in deliberations or discussions of the Board of Directors or individual consultations with any member of the Board of Directors, so long as such actions do not otherwise violate any provision of Section 3.1(a) above.

          (d) Each of Holdings and PHL covenants and agrees that, during the term of this Agreement and so long as Holdings, PHL or their Affiliates Control
(i) PXP and its subsidiaries (or any successor of PXP and its subsidiaries) or
(ii) any Person registered as an investment company under the Investment Company Act of 1940, as amended, which might otherwise be deemed to be an "affiliate" of Holdings or PHL within the meaning of Rule 12b-2 under the Exchange Act (a "Related Investment Company"), it will not, and will not permit any of its Affiliates to, cause or permit PXP and its subsidiaries (or any such successor of PXP and its subsidiaries) or such Related Investment Company, directly or indirectly, to (i) attempt to exercise Control or influence over the business and affairs of the Company, (ii) act in concert with Holdings, PHL or their Affiliates to violate the provisions of this Agreement or (iii) act in concert with any other Person for the purposes of violating the provisions of this Agreement or otherwise effecting a change of Control of the Company. Each of Holdings and PHL also covenants and agrees that, during the term of this Agreement, it will not direct or influence, or attempt to direct or influence, the voting or disposition of shares of Common Stock owned of record or beneficially by PXP and its subsidiaries (or any successor of PXP and its subsidiaries).

          SECTION 3.2. VOTING MATTERS.

          (a) During the term of this Agreement, PHL and Holdings will take all such action as may be required so that the Common Stock beneficially owned and entitled to be voted by PHL, Holdings and their Affiliates, as a Group, are voted or caused to be voted (in person or by proxy):

          (i) with respect to the Continuing Director's nominees to the Board of Directors, in accordance with the recommendation of the Board of Directors, or a nominating or
                             (Page 28 of 58 pages)
similar committee of the Board of Directors, if any such committee exists and makes a recommendation; and

          (ii) in accordance with the recommendation of the Board of Directors with respect to any transaction to be effected with the Company or its Affiliates in connection with an unsolicited tender or exchange offer, any "election contest" (as such term is defined or used in Rule 14a-11 under the Exchange Act as in effect on the date of this Agreement) with respect to the Board of Directors of the Company or any other attempt to acquire Control of the Company or the Board of Directors.

          (b) For a period of five (5) years from the date of this Agreement, PHL and Holdings will take all such action as may be required so that the Common Stock beneficially owned and entitled to be voted by PHL, Holdings and their Affiliates, as a Group, are voted or caused to be voted (in person or by proxy) in accordance with the recommendation of the Board of Directors of the Company with respect to negotiated mergers, acquisitions, divestitures, consolidations, sale of assets, share exchanges or other similar transactions for which shareholder approval is sought.

          (c) With respect to all matters brought before the Company's shareholders for a vote not otherwise provided for in Section 2.5(c) or Section 3.2(a) and (b) above, PHL, Holdings and their Affiliates may vote in accordance with their independent judgment without regard to any request or recommendation of the Board of Directors.

          (d) PHL, Holdings and their Affiliates who beneficially own any of the Common Stock shall be present, in person or by proxy, at all duly held meetings of shareholders of the Company so that the Common Stock held by PHL, Holdings and their Affiliates may be counted for the purposes of determining the presence of a quorum at such meetings.

                                   ARTICLE IV

                        TRANSFERS OF HOLDINGS SECURITIES

          SECTION 4.1. TRANSFER RESTRICTIONS. During the term of this Agreement, PHL, Holdings and their Affiliates, shall not, directly or indirectly, Transfer any of the Holdings Securities beneficially owned by PHL, Holdings and their Affiliates to any Person or Group without the prior written consent of the Company (which consent may be withheld in the Company's sole discretion), if (i) as a result of such Transfer, such Person or Group would have beneficial ownership of Common Stock representing in the aggregate more than 9.9% of the issued and outstanding shares of Common Stock, such determination to be based upon (x) the most recent publicly available information as to the number of shares of Common Stock beneficially owned by such Person or Group (to the extent such information is available) or the transferor's actual knowledge, after due inquiry, as to such beneficial ownership, (y) the number or amount of Holdings Securities proposed to be Transferred and (z) the number of issued and outstanding shares of Common Stock on the date of Transfer (as adjusted pursuant to Rule 13d-3(d)(1)(i) under the Exchange Act), or (ii) prior to such Transfer, such Person or Group has

                             (Page 29 of 58 pages)
beneficial ownership of Common Stock representing in the aggregate more than 9.9% of the issued and outstanding shares of Common Stock, such determination to be based upon (x) the most recent publicly available information as to the number of shares of Common Stock beneficially owned by such Person or Group (to the extent such information is available) or the transferor's actual knowledge, after due inquiry, as to such beneficial ownership and (y) the number of issued and outstanding shares of Common Stock on the date of Transfer (as adjusted pursuant to Rule 13d-3(d)(1)(i) under the Exchange Act). Subject to the foregoing limitation (except in the case of subparagraphs (g) and (h) of this Section 4.1) and, with respect to any Transfer of the Subordinated Debentures, the provisions of the Indenture, PHL, Holdings and their Affiliates may Transfer the Holdings Securities beneficially owned by PHL, Holdings and their Affiliates in the following manner:

          (a) to the Company or any Affiliate of the Company;

          (b) pursuant to an effective registration statement under the Securities Act as provided in the Registration Rights Agreement; PROVIDED that such registration statement shall apply only to sales of the Common Stock of the Company and not to sales of the Subordinated Debentures;

          (c) pursuant to Rule 144, Rule 144A, Regulation S or any other applicable exemption from registration under the Securities Act;

          (d) pursuant to a distribution (including any such distribution pursuant to any liquidation or dissolution) by PHL or Holdings to its shareholders; PROVIDED that, upon a change in Control of PHL or Holdings occurring after the date of this Agreement, PHL or Holdings shall not distribute any of the Holdings Securities to its Affiliates pursuant to this Section 4.1(d) or otherwise unless PHL or Holdings has received the prior written consent of the Company (which consent may be withheld in the Company's sole discretion) and obtained an agreement in writing by the distributee to be bound by the terms and conditions of this Agreement, such agreement to be substantially in the form of Exhibit B attached hereto;

          (e) pursuant to a merger or consolidation of the Company or pursuant to a plan of liquidation of the Company, which has been approved by the affirmative vote of a majority of the members of the Board of Directors then in office;

          (f) pursuant to a tender or exchange offer in which more than 67% of the issued and outstanding shares of Common Stock have been tendered by Persons who are not Affiliates of Holdings, PHL or its Affiliates or in which the Board of Directors has (i) recommended that its shareholders accept such offer or (ii) after ten (10) business days (as defined in Rule 14d-1 under the Exchange Act as in effect on the date of this Agreement) from the date of commencement of such offer, expressed no opinion, remained neutral, was unable to take a position or otherwise did not oppose or recommend that its shareholders reject such offer;

                             (Page 30 of 58 pages)

          (g) to any Affiliate of Holdings or PHL; PROVIDED that such Affiliate has delivered to the Company an agreement in writing by such Affiliate to be bound by the terms and conditions of this Agreement, such agreement to be substantially in the form of Exhibit B attached hereto;

          (h) pursuant to a merger or consolidation of Holdings or PHL or any Affiliate to which the Holdings Securities have theretofore been Transferred; PROVIDED that the Person surviving such merger or formed by such consolidation shall have delivered to the Company an agreement in writing by such Person to be bound by the terms and conditions of this Agreement, such agreement to be substantially in the form of Exhibit B attached hereto.

          In connection with any permitted Transfer pursuant to this Section 4.1, the rights of PHL and Holdings under this Agreement shall not transfer to any transferee(s) of the Holdings Securities, except to the extent provided in
Section 2.7 hereof or upon express assignment of such rights to the extent permitted by Section 7.3 hereof.

          SECTION 4.2. TRANSFERS TO AFFILIATES. In the event of any Transfer of the Holdings Securities to an Affiliate of PHL or Holdings under Section 4.1 above, or such Affiliate otherwise becomes the beneficial owner of any of the Holdings Securities, PHL shall use its best efforts to cause such Affiliate to comply with all of the provisions of this Agreement, including without limitation this Article IV.

          SECTION 4.3. CONFIDENTIAL INFORMATION. In connection with any permitted Transfer of the Holdings Securities pursuant to this Article IV, neither PHL, Holdings nor their Affiliates shall disclose any confidential information relating to the Company or its business to any Person except as required by applicable law, including without limitation Section 10(b) of the Exchange Act and Rule 10b-5 thereunder, but only to the extent that any required disclosure of such confidential information has been preceded by the execution of a confidentiality agreement by PHL, Holdings or their Affiliates, as the case may be, and such Person substantially in the form attached hereto as Exhibit C. Such confidentiality agreement shall be promptly forwarded to the Company for its execution, which execution by the Company may be subsequent to the permitted Transfer or disclosure to such Person; PROVIDED that the failure of the Company to so execute such confidentiality agreement shall in no way be construed to be a failure on the part of PHL, Holdings or their Affiliates, as the case may be, to fulfill its obligations under this paragraph or to limit or affect the validity of such confidentiality agreement as between PHL, Holdings or their Affiliates, as the case may be, and such Person.

                                    ARTICLE V

                               FURTHER ASSURANCES

          Each party shall execute and deliver such additional instruments and other documents and shall take such further actions as may be necessary or appropriate to effectuate, carry out and comply with all of its respective obligations under this Agreement. Holdings shall deliver to the Company, concurrently with the filing thereof with the Securities and Exchange Commission, copies of all Forms 3, 4 and 5, Form 144 and Schedules 13D or 13G, and each amendment
                             (Page 31 of 58 pages)
thereto, filed by Holdings, PHL or its Affiliates pursuant to the Exchange Act. Holdings and PHL agree to provide any additional information requested by the Company regarding Transfers of the Holdings Securities for the purpose of determining compliance with this Agreement. Holdings shall notify the Company promptly of any proposed Transfer of the Holdings Securities pursuant to Sections 4.1(g) and (h) hereof. If reasonably requested by the Company at any time during the term of this Agreement, Holdings agrees to confirm in writing to the Company the number of Holdings Securities held, beneficially and of record, by Holdings and its Affiliates as of the latest practicable date.

                                   ARTICLE VI

                                   TERMINATION

          Unless earlier terminated by written agreement of the parties hereto, this Agreement shall terminate on the expiration of ten (10) years from the date hereof. Any termination of this Agreement as provided herein shall be without prejudice to the rights of any party arising out of the breach by any other party of any provisions of this Agreement that occurred prior to the termination.

                                   ARTICLE VII

                                  MISCELLANEOUS

          SECTION 7.1. NOTICES. Any notices or other communications required or permitted hereunder shall be sufficiently given if in writing (including telecopy or similar teletransmission), addressed as follows:

          If to the Company,      Hilb, Rogal and Hamilton Company
              to it at:           4235 Innslake Drive
                                  Glen Allen, Virginia  23060
                                  Telecopier:   (804) 747-3138
                                  Attention:    Andrew L. Rogal

          With a copy to:         Williams Mullen Christian & Dobbins
                                  1021 East Cary Street, 16th Floor
                                  Richmond, Virginia  23219
                                  Telecopier: (804) 783-6507
                                  Attention:  Theodore L. Chandler, Jr., Esquire

          If to Holdings          PM Holdings, Inc.
          or PHL,                 One American Row
          to them at:             Hartford, Connecticut  06115
                                  Telecopier:  (860) 403-5182
                                  Attention:   Carole A. Masters, Esquire

                             (Page 32 of 58 pages)

                                  Phoenix Home Life Mutual Insurance Company
                                  One American Row
                                  Hartford, Connecticut  06115
                                  Telecopier:   (860) 403-5182
                                  Attention:    David W. Searfoss
                                                Executive Vice President and
                                                Chief Financial Officer

          With a copy to:         Stroock & Stroock & Lavan LLP
                                  180 Maiden Lane
                                  New York, New York  10038-4982
                                  Telecopier:  (212) 806-6006
                                  Attention:   David L. Finkelman, Esquire

Unless otherwise specified herein, such notices or other communications shall be deemed received (a) in the case of any notice or communication sent other than by mail, on the date actually delivered to such address (evidenced, in the case of delivery by overnight courier, by confirmation of delivery from the overnight courier service making such delivery, and in the case of a telecopy, by receipt of a transmission confirmation form or the addressee's confirmation of receipt), or (b) in the case of any notice or communication sent by mail, three
(3) Business Days after being sent, if sent by registered or certified mail, with first-class postage prepaid. Each of the parties hereto shall be entitled to specify a different address by giving notice as aforesaid to each of the other parties hereto.

          SECTION 7.2. AMENDMENTS, WAIVERS, ETC. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated except by an instrument in writing signed by Holdings, PHL and the Company following approval thereof by a majority of the Continuing Directors.

          SECTION 7.3. SUCCESSORS AND ASSIGNS. Except as otherwise provided herein, this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties and their respective successors and assigns, including without limitation in the case of any corporate party hereto any corporate successor by merger or otherwise; PROVIDED that no party may assign this Agreement without the other party's prior written consent, which consent will not be required in the event of the Transfer of the Holdings Securities in accordance with Sections 4.1(g) or 4.1(h) hereof. Notwithstanding the foregoing, during the term of this Agreement, as long as Holdings, PHL or any of their Affiliates beneficially own any of the Holdings Securities, no assignment of this Agreement by Holdings, PHL or any of their Affiliates shall relieve the assignor from its obligation to fully perform or comply with the terms of this Agreement and, unless otherwise expressly agreed in writing by the Company, such assignor shall remain bound by all of the provisions hereof.

          SECTION 7.4. ENTIRE AGREEMENT. This Agreement, the Stock Purchase Agreement, the Indenture and the Registration Rights Agreement embody the entire agreement and understanding among the parties relating to the subject matter hereof and supersede all prior

                             (Page 33 of 58 pages)
agreements and understandings relating to such subject matter. There are no covenants by the parties hereto relating to such subject matter other than those expressly set forth in this Agreement, the Stock Purchase Agreement, the Indenture and the Registration Rights Agreement.

          SECTION 7.5. SPECIFIC PERFORMANCE. The parties acknowledge that money damages are not an adequate remedy for violations of this Agreement and that any party may, in its sole discretion, apply to a court of competent jurisdiction for specific performance or injunctive or such other relief as such court may deem just and proper in order to enforce this Agreement or prevent any violation hereof and, to the extent permitted by applicable law, each party waives any objection to the imposition of such relief.

          SECTION 7.6. REMEDIES CUMULATIVE. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

          SECTION 7.7. NO WAIVER. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

          SECTION 7.8. NO THIRD PARTY BENEFICIARIES. This Agreement is not intended to be for the benefit of and shall not be enforceable by any Person who or which is not a party hereto.

          SECTION 7.9. CONSENT TO JURISDICTION. Each party to this Agreement, by its execution hereof, hereby (i) irrevocably submits, and agrees to cause each of its Affiliates to submit, to the jurisdiction of the federal courts located either in the City of Richmond, Virginia, or in the City of Hartford, Connecticut, and in the event that such federal courts shall not have subject matter jurisdiction over the relevant proceeding, then of the state courts located either in the City of Richmond, Virginia, or in the City of Hartford, Connecticut, for the purpose of any Action arising out of or based upon this Agreement or relating to the subject matter hereof or the transactions contemplated hereby, (ii) waives, and agrees to cause each of its Affiliates to waive, to the extent not prohibited by applicable law, and agrees not to assert, and agrees not to allow any of its Affiliates to assert, by way of motion, as a defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such proceeding brought in one of the above-named courts is improper, or that this Agreement or the subject matter hereof may not be enforced in or by such court and (iii) hereby agrees not to commence or to permit any of its Affiliates to commence any Action arising out of or based upon this Agreement or relating to the subject matter hereof other than before one of the above-named courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such

                             (Page 34 of 58 pages)

Action to any court other than one of the above-named courts whether on the grounds of inconvenient forum or otherwise. Each party hereby consents to service of process in any such proceeding in any manner permitted by Virginia or Connecticut law, as the case may be, and agrees that service of process by registered or certified mail, return receipt requested, at its address specified pursuant to Section 7.1 above is reasonably calculated to give actual notice. Notwithstanding anything contained in this Section 7.9 to the contrary with respect to the parties' forum selection, if an Action is filed against a party to this Agreement, including its Affiliates, by a Person who or which is not a party to this Agreement, an Affiliate of a party to this Agreement, or an assignee thereof (a "Third Party Action"), in a forum other than the federal district court or a state court located in the City of Richmond, Virginia, or in the City of Hartford, Connecticut, and such Third Party Action is based upon, arises from, or implicates rights, obligations or liabilities existing under this Agreement or acts or omissions pursuant to this Agreement, then the party to this Agreement, including its Affiliates, joined as a defendant in such Third Party Action shall have the right to file cross-claims or third-party claims in the Third Party Action against the other party to this Agreement, including its Affiliates, and even if not a defendant therein, to intervene in such Third Party Action with or without also filing cross-claims or third-party claims against the other party to this Agreement, including its Affiliates.

          SECTION 7.10. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the domestic substantive law of the Commonwealth of Virginia, without giving effect to any choice or conflict of law provision or rule that would cause the application of the law of any other jurisdiction.

          SECTION 7.11. NAME, CAPTIONS. The name assigned to this Agreement and the section captions used herein are for convenience of reference only and shall not affect the interpretation or construction hereof.

          SECTION 7.12. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies each signed by fewer than all, but together signed by all, the parties hereto.

          SECTION 7.13. EXPENSES. Each of the parties hereto shall bear their own expenses incurred in connection with this Agreement and the transactions contemplated hereby, except that in the event of a dispute concerning the terms or enforcement of this Agreement, the prevailing party in any such dispute shall be entitled to reimbursement of reasonable legal fees and disbursements reasonably incurred from the other party or parties to such dispute.

          SECTION 7.14. SEVERABILITY. In the event that any provision hereof would, under applicable law, be invalid or unenforceable in any respect, such provision shall (to the extent permitted under applicable law) be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable law. The provisions hereof are severable, and in the event any provision hereof should be held invalid or unenforceable in any respect, it shall not invalidate, render unenforceable or otherwise affect any other provision hereof.

                             (Page 35 of 58 pages)

                            [SIGNATURES ON NEXT PAGE]

                             (Page 36 of 58 pages)

          IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Voting and Standstill Agreement to be executed, as of the date first above written by their respective officers thereunto duly authorized.


                           HILB, ROGAL AND HAMILTON COMPANY


                           By:  /S/ ANDREW L. ROGAL
                                Name:  Andrew L. Rogal
                                Title: President and Chief Executive Officer


                           PM HOLDINGS, INC.


                           By:  /S/ DAVID W. SEARFOSS
                                Name:  David W. Searfoss
                                Title: Vice President/Chief Financial Officer


                           PHOENIX HOME LIFE MUTUAL INSURANCE
                              COMPANY


                           By:  /S/ DAVID W. SEARFOSS
                                Name:  David W. Searfoss
                                Title: Executive Vice President and
                                       Chief Financial Officer

                             (Page 37 of 58 pages)

                                                                     Exhibit A

                          FORM OF RESIGNATION AGREEMENT



Hilb, Rogal and Hamilton Company
4235 Innslake Drive
Glen Allen, Virginia  23060

Ladies and Gentlemen:

          I hereby acknowledge that my position on the Board of Directors of Hilb, Rogal and Hamilton Company ("the Company") is subject to the provisions of a Voting and Standstill Agreement (the "Agreement"), dated May 3, 1999, between the Company, PM Holdings, Inc., a Connecticut corporation ("Holdings"), and Phoenix Home Life Mutual Insurance Company, a New York life insurance company ("PHL"). Accordingly, I hereby agree to resign immediately from such Board of Directors under the terms of Article II of the Agreement in the event that the Company or Holdings (with respect to the Holdings Designee) requests such resignation in accordance with such terms. I understand that, if I do not resign as requested within five (5) Business Days (as defined in the Agreement), the Company may seek specific performance of this letter agreement through court proceedings or otherwise may seek to remove me from office. I agree that any failure to resign upon request shall be deemed to be "cause" for my removal from the Board of Directors.


Date:  May 3, 1999


                                              ------------------------------
                                              Name


Agreed to and Accepted:

Hilb, Rogal and Hamilton Company


By:___________________________
Name:
Title:

                             (Page 38 of 58 pages)

                                                                     Exhibit B

                          FORM OF ASSUMPTION AGREEMENT



Hilb, Rogal and Hamilton Company
4235 Innslake Drive
Glen Allen, Virginia  23060

Ladies and Gentlemen:

          Pursuant to Section 4.1[(d), (g) or (h)] of the Voting and Standstill Agreement (the "Agreement"), dated May 3, 1999, between Hilb, Rogal and Hamilton Company ("the Company"), PM Holdings, Inc., a Connecticut corporation ("Holdings"), and Phoenix Home Life Mutual Insurance Company, a New York life insurance company ("PHL"), the undersigned hereby agrees to be bound by all of the terms and conditions of the Agreement to the same extent as if it were a party thereto and assumes all of the obligations of [Holdings, PHL or their Affiliate] under the Agreement with respect to the Holdings Securities (as defined in the Agreement).


                                   [HOLDINGS, PHL OR AFFILIATE]


Date: _________________            By:
                                      Name:
                                      Title:

                                   [TRANSFEREE]


Date: _________________            By:
                                      Name:
                                      Title:

Agreed to and Accepted:

Hilb, Rogal and Hamilton Company


By:___________________________
Name:
Title:

                             (Page 39 of 58 pages)

                                                                    Exhibit C


                        FORM OF CONFIDENTIALITY AGREEMENT



                                                 ________ __, 19__


CONFIDENTIAL

[Name]
[Address]

      Re:   CONFIDENTIALITY AGREEMENT

Ladies and Gentlemen:

          In connection with our [soliciting, offering, seeking to effect or negotiating] with you with respect to the [sale, transfer, assignment, pledge, etc.] of [shares of Common Stock, without par value, or 5.25% Convertible Subordinated Debentures], of Hilb, Rogal and Hamilton Company (the "Company"), we are prepared to make available to you certain confidential information relating to the Company and its business (the "Confidential Information"). As a condition to your being furnished the Confidential Information, you agree to comply with the terms and conditions of this letter agreement (this "Agreement").

          For the purposes of this Agreement, the term "Representatives" shall mean your employees, agents and advisors and the directors, officers, employees and agents of any of your advisors. The term "Third Party" shall be broadly interpreted to include without limitation any corporation, company, group, partnership, other entity or individual. The term "Confidential Information" shall not include information that (i) was or becomes generally available to the public other than as a result of a disclosure by you or your Representatives, or
(ii) was or becomes available to you on a non-confidential basis from a source other than the Company or its advisors.

          You hereby agree to treat the Confidential Information as confidential and, unless required by applicable law, you shall not, and shall direct your Representatives not to, use in any way or to disclose, directly or indirectly, the Confidential Information to any Third Party without the written consent of the Company.

          It is understood and agreed that money damages would not be a sufficient remedy for any breach of this Agreement by you and that the Company shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach, and you further agree to waive any requirement for the securing or posting of any bond in connection with such remedy.

                             (Page 40 of 58 pages)

Such remedy shall not be deemed to be the exclusive remedy for your breach of this Agreement, but shall be in addition to all other remedies available at law or equity to the Company.

          If you are in agreement with the foregoing, please so indicate by signing and returning one copy of this Agreement, whereupon it will constitute our agreement with respect to the subject matter hereof.

                                    Very truly yours,


                                    [Name]
                                    Officer of [Holdings or Affiliate]

                                    CONFIRMED AND AGREED as of
                                    the date first written above:


                                    [NAME]


                                    By:_________________________________
                                       Name:
                                       Title:


                                    Hilb, Rogal and Hamilton Company


                                    By:_________________________________
                                       Name:
                                       Title:

                             (Page 41 of 58 pages)